Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2020

April 22, 2020  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Todd W. Bryant — Vice President, Chief Financial Officer

Aaron P. Diefenthaler — Vice President, Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Randy Binner	B. Riley FBR, Inc.
Matt Carletti	JMP Securities, LLC
Jeffrey Schmitt	William Blair & Company, LLC
Meyer Shields	Keefe, Bruyette & Woods, Inc.
Mark Dwelle	RBC Capital Markets LLC
Ronald Bobman	Capital Returns Management, LLC
James Inglis	Philo Smith & Co

RLI CORP.

Moderator: Aaron Diefenthaler

April 22, 2020

10:00 a.m. (CDT)

Operator:  Good morning, and welcome, ladies and gentlemen, to the RLI Corp. First Quarter Earnings Teleconference.

[Operator Instructions]

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to uncertain factors and uncertainties -- to certain factors and uncertainties, which could cause actual results to differ materially, including the ongoing impact of the novel coronavirus, the COVID-19 global pandemic. Please refer to the risk factors described in the company's various SEC filings, including our annual report on Form 10-K and in the Form 8-K filed by the company yesterday with a supplemental risk factor related to the COVID-19 pandemic, all of which should be reviewed carefully. The Form 8-K filed yesterday also contains the press release announcing the first quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings. Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Chairman and CEO, Mr. Jonathan Michael. Please go ahead, sir.

Jon Michael: Thank you and good morning, everyone. We hope that you and your families and colleagues are all safe and well. Before we discuss the quarter today, I'd like to take a brief moment to acknowledge the current environment. We recognize these are challenging times for everyone as the global pandemic has had a profound impact on the economy and many people's lives. Our hearts go out to the all of those who have lost loved ones and those that continue to suffer due to the illness.

As an employee-owned company, the well-being of our entire RLI family, our customers, business partners and associates is our highest priority. We responded to the crisis by quickly taking action to protect our associates while continuing to deliver the highest service and support possible for our customers. Nearly all of our employees are working from home, and we're in a good position to maintain our remote business operations for as long as necessary. Our entire team is doing an outstanding job despite the imperfect circumstances.

Throughout this transition, we benefited from robust business continuity plans we had in place and investments we've made over time in our technology infrastructure. This has enabled a relatively smooth shift to a remote work model, allowing us to protect our team members while maintaining business operations and strong customer support amid rapidly changing dynamics and continuing to evaluate all aspects of our operations on a daily basis and making necessary adjustments to carefully manage our business through the current climate. I'll end by taking a moment to thank all of our associates who are going above and beyond every day to help our customers address the many challenges that they are facing. I'm very proud of our team and what they've achieved in the first quarter. I'll now turn it over to Aaron Diefenthaler.

Aaron Diefenthaler: Thanks for your thoughts, Jon. While much has changed in the last 6 weeks, the structure of our first quarter earnings call for 2020 will be largely the same as in prior quarters. Apart from Jon, we are joined by Craig Kliethermes, President and Chief Operating Officer; and Todd Bryant, Chief Financial Officer. Todd will first give some comments on the quarter's financial results. Next, Craig will give some segment color and discuss market conditions. We will then open the call to questions, and Jon will close with some final thoughts. Todd?

Todd Bryant: Thanks, Aaron, and good morning, everyone. Last night, we reported first quarter operating earnings of $0.66 per share. We experienced 6% of top line growth while posting a 92 combined ratio. Investment income advanced 7% in the quarter, while unrealized losses on the portfolio negatively impacted net earnings and book value. Book value per share ended the quarter at $20.38, down 7% for the year, inclusive of dividends.

Craig will talk more about our products and market conditions in a minute. But from a top line standpoint, as mentioned, gross premiums written was up 6% in the quarter. A majority of products in our diversified portfolio experienced growth. There was, however, some overhang, approximately $3 million, from last year's announced product exits, and premium writings on our transportation book were down significantly, which Craig will discuss further. Both of these negative effects are within our casualty segment, which still ended the quarter up 5%, while property was up 16% and surety was up slightly.

From an underwriting perspective, we posted a first quarter combined ratio of 92. Our loss ratio at 51.5% continue to benefit from favorable reserve development. From a reserve perspective, net of expenses, prior year's benefits were $13 million for the quarter. While down from last year's $17 million benefit, all 3 segments developed favorably with Casualty adding $7 million and Property and Surety each at $3 million. For more recent years and with the uncertainty of the current environment, we continue to remain cautious in our approach to reserving.

Moving to expenses. Our expense ratio declined 2.5 points to 40.5. As discussed on prior calls, amounts earned under our bonus and incentive plans are driven by various performance metrics. These metrics, which include book value growth, were down during the quarter and resulted in lower amounts achieved. The decline in amounts accrued under bonus and incentive programs account for the majority of decrease in our expense ratio as well as the bulk of the decrease in general corporate expenses.

Turning to investments. Obviously, capital market's volatility in the second half of the quarter was the most significant influence on the decline in book value from year-end. While price declines in the bond portfolio were roughly offset by income for a flat total return on the quarter, public equities and other invested assets were down just over 20% from 12/31. We have always taken a long-term view on investing and believe consistent investment income is an important component of operating earnings. Should treasury yields remain low and credit spreads normalize from current wide levels, reinvestment rates will likely be at lower levels. As with many aspects of the world we live in, there is a fair amount of uncertainty for capital markets as we look forward.

Outside of the core portfolio, our share of earnings in Maui Jim and Prime continued to post positive results but were off modestly in the quarter. Maui Jim results were down, reflective of current retail and economic environment. Results for Prime were modestly higher due to growth in both revenue and net operating profits. Certainly, the length of any downturn will impact the results of these investees, particularly any lasting impact on the retail sector as it relates to Maui Jim.

Lastly, I will note that we replaced our revolving credit facility at the end of the quarter as our existing agreement was set to expire in May. We upsized our borrowing ability modestly to $60 million, and under certain conditions, the facility can be increased to $120 million. In addition to this arrangement, we have borrowing capability via our membership in Federal Home Loan Bank's system. There were no amounts outstanding on any of these facilities at the end of the quarter. We have also performed a number of stress tests on our cash flows and believe we have adequate liquidity to meet anticipated needs. And with that, I'll turn the call over to Craig.

Craig Kliethermes: Thank you, Jon and Todd. Good morning, everyone. All things considered, we're pretty happy with the quarter. We enjoyed 6% top line growth and a 92 combined ratio, ending the quarter in an environment filled with many more uncertainties than the one we entered. The RLI ship enjoyed a steady breeze and full sails for the first 2.5 months of the year. Premium was continuing to grow at a double-digit pace in products we know and where we have enjoyed the most underwriting success. By the middle of

March, the market was becalmed as the result of COVID-19. We believe this new environment will differentiate those that have been disciplined risk takers and prudent risk managers. I'm going to provide some commentary for each of our major segments, some words on the impact of the economic shutdown resulting from COVID-19, and then I'll offer some closing remarks and open it back up for questions.

The casualty segment grew the top line 5% and reported 101 combined ratio for the quarter. We realized growth across all of our major product lines, except transportation. Because a large number of our passenger transportation customers are unable to effectively operate under the shelter in place orders, we allowed our customers to suspend coverage for all vehicles they were not using and returned premium to them. This resulted in a $23 million negative adjustment to written premium in the quarter. Despite this significant headwind, we were still able to grow Casualty and overall submission flow continued to be up across most of the segment. Rate levels continued to accelerate, up 11%, driven by our management liability, excess liability and wheels-based products. Given the uncertainty involved in the last couple of weeks in the quarter, we thoughtfully examined our current accident year loss ratios and reserve position for the segment and adjusted accordingly.

The property segment grew the top line 16% while reporting a 78 combined ratio. Submission counts were up double digits for all major products in the segment, and all underlying products reported an underwriting profit. Rates in this segment were up 8%, led by catastrophe wind business but also bolstered by improved earthquake and marine pricing.

For the quarter, our surety segment reported a 69 combined ratio with very small amount of growth on the top line. The contract and small miscellaneous businesses grew moderately for the quarter, and underwriting profits were earned by all products. The surety space continues to be a very tough one to grow. The competitive environment, decline in commodity prices, and consolidation within some industries all put pressure on the top line. The temporary closure of many government agencies, who are the obligee for many bonds, only adds to the current challenge. We have sacrificed top line over recent years in order to upgrade the overall credit quality of the principles that we support. We believe this will serve us well as we move forward.

On to the impacts of the virus and the resulting economic shutdown. First and foremost, as Jon mentioned earlier, RLI is fully operational. RLI owner associates are all working from home with very little impact in our ability to serve our customers and distribution partners. We have been fair and flexible with our customers in regard to modifying exposures and resulting premiums midterm. We have deepened relationships by reaching out to our distribution partners and customers to check in and offer help where possible. Our emphasis on personal relationships and responsive service are paying off, and our culture of ownership has fostered a fleet of associates who are willing to step into the breach, solve problems, and volunteer to take on the next challenge. As owners, we are focused on doing the right thing that leads to success in the long term.

We believe there will be revenue consequences as a result of the economic shutdown. The timing and amount of the impact will be dependent on the economic recovery. It is too early to quantify the rate of any revenue deceleration. For RLI, the lines that will be significantly impacted will be those products supporting the passenger transportation, nonessential and international cargo haulers, and the energy sectors of our economy, which will be felt by about 15% to 20% of our portfolio. Many other underlying industries will be affected over time as exposure bases are tied to revenue, payroll, values insured and construction projects or other obligations undertaken.

On a more positive note, we have several product lines that may see little to no impact, including our personal lines products, management liability products, and property businesses. In regard to the heightened loss exposure, we do not offer event or travel cancellation, trade credit, or pandemic-related coverages. We have received approximately 500 claim notices to date across multiple insurance products, with about 95% of them being business interruption related.

We believe that any exposure arising out of the spread of COVID-19 and resulting shutdown will take significant time to reveal and resolve itself. RLI's more notable exposures are in the financial-related product lines like management liability and surety. For some perspective, the 2007 through 2008 financial crisis had no material impact on RLI's underwriting performance. But we recognize the impact of this economic shutdown will be different. Our claim department has always been a differentiator for our Company.  The claim examiner conducts an investigation of each claim, including taking into account the loss details and any documentation provided by the insured, the nature of the claim as well as any other relevant and available loss details. Every claim is individually analyzed in conjunction with the insurance product purchased by the insured and is then handled in accordance with the appropriate claim handling laws and regulations that apply. RLI will stand by and fulfill its obligation to pay claims we owe, but it will take more time to assess and quantify any amount.

The insurance industry is the key contributor and provides important protection to the engines of our economy. A viable insurance industry operating with contract certainty is necessary for the economy to restart and function normally and efficiently. Through governmental overreach and an opportunistic plaintiff bar, we are bearing witness to another attempt to retroactively rewrite and impose coverage into policies that don't provide it. This poses a visible threat to the insurance industry and will impact the cost and availability of insurance going forward. No industry should be asked to accept the transfer of risk onto its balance sheet without the opportunity to consider, price, underwrite or risk manage the exposure.

Our diversified portfolio of products, underwriting prowess, financial strength and resiliency will continue to lead the way and distinguish RLI. In conclusion, we had a good solid start to the year with a 92 combined ratio and 6% top line growth. I want to leave you with a 20-year-old quote from our founder, Jerry Stephens. "The RLI ship is a sturdy vessel. It's built for the long haul. It can weather the storms because the crew knows how to adjust the sails to avoid the roughest weather. And even if the weather gets bad and the waves crash onto the deck, there is no port in the world that we can't reach." I'm very proud to work with such a dedicated and committed RLI crew. We will navigate the storm. Thank you. I will now have the moderator open it up for questions.

Operator: [Operator Instructions]. And looks like our first question comes from the line of Randy Binner with B. Riley.

Randy Binner: So I just have a couple. The first is just related to COVID. We saw some other commercial lines writers take charges. They're relatively small, kind of directly related to the crisis. Have you put up any reserves related to COVID yet?

Todd Bryant: Randy, it's Todd. We have a bit on the -- just given the sheer number of the claims. Craig talked about the claims team is in the process of individually analyzing all those. We have not put up any indemnity estimate in the quarter. But just given the sheer number of the claims, we did put some up -- put up $5 million in the quarter for the cost of investigating and defending or adjusting those claims. The other thing, I think, and we talked about this on prior calls, just from an uncertainty standpoint, that doesn't influence our loss picks and reserve positions as it relates to both current and prior years. So we had seen a bit of a lower emergence on prior losses accident years than we expected in the first quarter. That means the shutdowns late in the quarter impacting access to courts and access to medical services. That did add a little bit of additional uncertainty from our perspective when we thought about things. And so we did not  recognize all the indicated net reserve benefit on prior years. It's not something we would put a number on, but certainly, that uncertainty did influence the selections and considerations there.

Randy Binner: Okay. And then on surety, could you review kind of the nature of the -- your energy surety exposure? And then kind of you mentioned some of the kind of the financial-related exposures within surety. But I think it would be helpful for me and some others just to have a review of, just particularly with energy, I know we discussed this back, I think it was in 2016, just kind of the nature of where you're exposed within the -- kind of the energy production chain.

Craig Kliethermes: Sure. This is -- Randy, this is Craig Kliethermes. So energy, as a proportion of our total surety book, is less than 15%, just to kind of frame it. And we do basically provide bonds for plugging and abandonment of oil wells, both onshore and offshore. We do -- we have been focused and actually, it's been a shrinking part of our portfolio over the last couple of years because we have continued to focus on only the best operators in the Gulf as well as onshore. So we think that the quality overall of ours are the best-in-class that are operating in the Gulf and onshore. But if there was a case where that company or a principal that we bonded ended up in bankruptcy, could not fulfill its obligation to plug or abandon or to plug the well, and the successor organization that bought them or purchased their assets was not going to actually put that into activation, was actually going to use the well, then we would be asked to do the work or to pay somebody to do the work to plug that well. Doesn't happen very often, but it could happen.

Randy Binner: It didn't happen a lot, though, back in 2016, correct?

Craig Kliethermes: We don't have a lot of losses in that space. So the loss ratios is relatively low, but it's a high severity line. That's why we buy appropriately insurance for -- sorry?

Randy Binner: And then just on the -- staying within surety, just the nature of the financial exposures, is that -- in the opening script, I think you mentioned some professional indemnity. Is that within surety? Or were you referring more to just kind of a general credit exposure to folks who bought the policy?

Craig Kliethermes: I don't want to confuse. I think I said management liability, which is like D&O and those type of risks. So that was a separate product line for us.

Randy Binner: That's within casualty?

Craig Kliethermes: Yes. So I'm sorry, what was the question again, Randy?

Randy Binner: Yes, I misheard you. I apologize. I thought you were referring to that within the context of surety, but you're referring to in the context of normal casualty. So I'm good.

Craig Kliethermes: I mean the only thing I would add to surety, just to be clear, it's really a 2 trigger type scenario, right? You have to have someone that doesn't have the financial wherewithal to be able to perform their obligation and then either they do not perform that obligation or the successor organization doesn't perform it. That goes for most of surety. And don't forget, we have personal indemnification against a lot of these principles, so we can go after their assets and we have collateral as well.

Operator: Moving on, from JMP, we have Matt Carletti.

Matt Carletti:  A little bit I can follow up on, I heard your comments on commercial auto. I think they're largely more on the revenue side. Can you give us any sense of what you're seeing on the loss side, both frequency and severity? I know only part of the first quarter, maybe March, you might see it. But if you saw anything there, what changed? And maybe what you see in April?

Craig Kliethermes: Sure, Matt. This is Craig. So just remember, we have 3 parts to our transportation business. One is the public transportation, which is the one I talked about where we returned $23 million worth of premium because most of those are charter buses, school buses, transit buses, limos that are laid up. They're not really operating. So when you think of laid up, laid up means to us is they've been taken off the policy and there is no liability coverage. So therefore, they should be entitled to some return of premium because they're basically canceling part of their policy. We also insure the trucking industry. And actually, from a trucking standpoint, we've actually seen miles driven increased at least in the short term. There's been an increase in delivery of goods, particularly consumables. So the miles driven may actually be up for some of our trucking operations. Obviously, you've probably heard congestion is down. The average speed of trucks is higher, so they can actually deliver more goods faster. But that also potentially might lead to more severity. I mean we have not observed that yet, but obviously, you could have a more severe accident  of course, they have to hit something. So there's not as many cars on the road to hit. So I mean, I think it kind of cuts both ways in regards to transportation. I think we would suspect that may -- the speed of traffic is up. So that's a downside maybe. Severity could possibly be up. But certainly, the congestion is down. And you have more experienced drivers on the road, I should also add, that truckers are typically experienced drivers, they do it for a profession. And with fewer people to hit, passenger vehicles, you have less accidents. So we've certainly seen the number of losses drop, the claims count drop significantly. But again, remember, on the public transportation side, we also have exposures that have dropped significantly. So I think it cut both ways.

Matt Carletti: Okay. Great. And then just wanted to shift, you mentioned that the 500 claims, it sounds like most -- all of them BI. Is there any color you can give us on, I don't know if it varies across kind of all of RLI’s policies where BI comes into play or if there's some rule of thumb, but are there government action, virus exclusions? Is it more of the standard direct physical damage language that is the defense? I'm just curious kind of how you guys have gone about it over the years.

Craig Kliethermes: So -- Matt, this is Craig. So first of all, all those policies -- I mean I've read a few BI policies in the last couple weeks, just so you know. So it's been a while, and I am a CPCU as well. So it was probably 30 years since I actually had read an insurance policy, but I read a few business interruption policies or property policies. Every policy that I've seen, and I can't guarantee that, that's 100% of all that we've offered. But certainly, I've looked at all of our major policies. And every one has a trigger that basically says that there has to be direct physical loss of or damage to property. In some cases -- well, actually more than some -- in the vast, vast majority of our policies, particularly the ones in the admitted space, I mean we have a specific virus or communicable disease exclusion. But that's not on every policy. But certainly, the vast, vast majority contain those exclusions. I mean that's -- I think I guess that's as much as I can comment on.

Matt Carletti: Yes, that -- no, that's helpful. That's very helpful. And then last question and I'll be done, just any observations on kind of the pricing momentum or pricing cycle either you observed in March or into April, just as kind of -- all of it that's hit? I know it's early, but just curious if you've observed anything, if pricing's kind of kept momentum or things have cooled off a little bit.

Craig Kliethermes: Yes. I mean I had that conversation with our product leaders over the last week or so. And I think they feel that at least so far, I mean the pricing momentum has stayed about the same. So -- and there were some exceptions I think that certainly, in some of these cases, like I'll say public auto, where people are not -- or public transportation or passenger transportation businesses, I mean they're hardly operational. So I think there's going to be some pressure there or some that may not continue at the same pace as it has in the past on the public transportation side. But I would say, broadly across the rest of our portfolio and in our other wheels-based businesses, we continue to expect it. And as I said before, depending on -- I mean depending on -- I mean, certainly, there's a lot of uncertainty out there, and uncertainly doesn't usually bode well for the consumer, unfortunately, in regards to risk. Companies are  going to want to factor that risk into the pricing of the products.

Operator: And moving on, we have Jeff Schmitt with William Blair.

Jeff Schmitt: Can you discuss how Maui Jim results are looking or what your outlook is there just given this slowdown? And I mean is it still operational, I presume, but what's your sense there?

Jon Michael: Yes. Jeff, it's Jon Michael here. Yes, Maui Jim is impacted. Obviously, they're largely -- their outlets are largely retail. They do have a Maui Jim direct and Amazon operation. So they are impacted from the economic slowdown. There's no question about it. And they were impacted in the first quarter from the economic slowdown. Maui Jim is a very strong company. They've got liquidity. I think they're able to withstand the slowdown. But yes, they will be impacted. It's yet to be seen how much that will impact their results. But they have taken steps already through the slowdown.

Jeff Schmitt: Is there potential even for losses there, I mean, you think in the second quarter? Or is it not that bad?

Jon Michael: Well, that's yet to be seen. But yes, I think that they potentially could have some losses. And until markets begin to open up -- back up again, they're going to struggle a bit through the summer. This is their -- if you think about it, this is when Maui Jim makes a lot of their sales. It's pretty seasonal, going through spring and summer.

Jeff Schmitt: Right. And then I was interested to hear, you had mentioned you didn’ think management liability was going to be impacted. Some other insurers have thought that was -- could even be one of the key areas they could be impacted and I was surprised you had said that. What is the makeup or what class of the business, why do you think that won't be impacted here?

Craig Kliethermes: When you say, won't be impacted or will be impacted, I mean, I actually believe it will be impacted. I think that was in my opening remarks. But I mean we view that as a -- I mean management liability has several different product lines in it. There's public D&O in there. There's side A coverage. There's employment practice liability coverage, some cyber coverage, fiduciary coverage. I mean we saw the same thing back when the financial crisis of 2008 occurred. It turned out to be a blip for us. But I do think there'll be a heightened number of claims made under those -- try to make under those coverages. Now we write excess in a lot of cases. So they're going to take a while to, even if they do materialize, to get to our layer. So we'll have to take those into consideration. Meanwhile, as we talked about before, I mean, one of the places we are continuing to see pricing momentum, and I think you're going to see even more after this, is in the management liability space. So it was already getting close to 50% rate increases. So I think you're going to see rate increases even accelerate there. Now from a risk management standpoint, I would also just add that -- I mean this is also one that we heavily reinsure. So we're -- for any policies written after 1/1, basically, we only take about 22.5% of the exposure on those claims.

Operator: Moving on, our next question will come from Meyer Shields with KBW.

Meyer Shields: If I go back to the BI question for a little bit, I think Craig distinguished between the physical loss -- I'm sorry, the direct physical damage trigger between admitted and E&S policies. Would that distinction also apply in terms of the prevalence of a virus exclusion? Is that likely to be less present on E&S paper?

Craig Kliethermes: Meyer, this is Craig. You're asking me, would the terminology no direct or have -- requiring direct physical loss of or damage to property being also being a standard wording in E&S policy? Is that the question?

Meyer Shields: No. I'm asking about the viral -- the virus exclusion. In other words, would that be less common on E&S paper than on admitted paper?

Craig Kliethermes: That's correct. I mean it's not very commonplace in the excess and surplus lines space. That is not uniformly true. And I would say we have E&S policies with virus exclusions on them. A significant portion of the number of policies have them on them. So -- but it's not universally true. It really depends on the competitive marketplace. And a lot of people in that space do not have specific virus exclusions on their policy.

Meyer Shields: Okay. That's helpful. Is there any way of sort of comparing the 500 or so business interruption claims to what the normal flow would be?

Craig Kliethermes: Well, I can tell you that claim counts are actually still down for the year despite the influx of those 500 claims I talked about. So they would be down an extraordinarily amount more without them in total. Certainly, as the flow of business interruption claims is -- I mean it's not a number that -- we would never have 500 in a year, I don't think, unless it was an extremely catastrophic year from like our hurricane standpoint.

Meyer Shields: Okay. Understood. And then I know this is tiny, it's like 1% of the book. But can you give us a sense to what sectors you insure in workers' comp?

Craig Kliethermes: Yes. So this is -- basically the only real places we do worker's comp is on office professionals, and specifically architects and engineers is really 99% of our exposure. And as far as we know, those clients are actually still working. They're working much like us, just working from home.

Meyer Shields: Okay. But they're not the group that's likely to have presumption of getting sick at work?

Craig Kliethermes: Not based on the broad things where they've tried to focus on, the first responders. We don't do any workers' comp in the first responder space.

Operator: Next question comes from Mark Dwelle with RBC Capital Markets.

Mark Dwelle:  A couple of additional questions. You mentioned about the $23 million of returned premium related to some portions of the transportation book. Can you just walk through like which accounting lines are impacted? That's -- is that all earned premium, is that written and earned? Are there any expense offsets? Just -- I'm trying to just understand all the lines that are impacted when you do something like this?

Todd Bryant: Mark, it's Todd. That is written. So minuscule impact on the earned standpoint. I mean you certainly would have – you have commission related to that. But again, it's purely written from that standpoint. It's -- so unearned premium is really the impact there. So I think -- and to think of it in terms of -- from a cash flow standpoint, those are -- a lot of those are installment based. So from a pure cash standpoint, I think the actual cash return is closer to $6 million. And in some instances, I think it's being left credit on account because they do anticipate, as Craig mentioned, returning to business.

Jon Michael: I'll also add that we're going to have -- there'll be returned commissions on that, and there would be -- we won't have losses on that business either. So it's a fairly small market.

Todd Bryant: Yes, reduction exposure.

Mark Dwelle:  So that really doesn't ultimately impact sort of the combined ratio in the quarter, it's just in terms of the growth rate in premiums. All else equal, would have been a little bit better had you not made this choice?

Craig Kliethermes: Yes.

Todd Bryant: Yes. I think that's correct. I mean I think if you would have -- if you would have pulled this out Casualty, we would have been up closer to 20% and overall, more in that 15% range.

Mark Dwelle:  Got it. The second question that I had goes back to one of the early questions related to the plug and abandon on the surety book. Are there -- what are the typical kind of limits that you write on that business? I'm sure there’s not one size fits all, but there's probably like a normal and a max, maybe something like that, if you can share that?

Craig Kliethermes: Well, it's -- this is Craig. The -- I mean there's a quite diverse group of bond amounts there. There's many of them that are very small amounts, $1 million or $2 million. And then there's -- I mean there are a few that are a little larger. When you say in the -- I mean I don't know if you're talking about an individual bond or bonding capacity for an entire account, I mean that would vary because individual bonds would be -- I mean could be $10 million, as big as $10 million, $15 million, $25 million but range from $500,000 to that size.

Mark Dwelle: The exposure would ultimately be account driven more so than -- and somebody is not going to pick and choose and say I’ll only cap these 3 and not those 3.

Craig Kliethermes: Not necessarily. I mean, so if you think about -- so you have -- also just as an example, if you had 5 wells you were drilling and 4 of them have a lot of capacity left in the ground and 1 does not, the 4 that have a lot of capacity are very marketable and somebody might very well want to buy those. If they choose to buy them and let's say they don't even want to continue to -- or they want to choke down the well, they own the well, that's their responsibility. We don't have to go plug that well until they decide to use it. That's their response -- the new owner's responsibility. So as long as there's buyers in the market for these wells that are active, and that's part of our underwriting, we don't just underwrite the financial wherewithal of the operator, we also underwrite the assets in the ground to make sure there's real assets there so that you're very, very unlikely to be on wells that are at the end of their useful life. So they don't have a trigger. So that's why we've kept our number of claims down significantly.

Mark Dwelle:  That's helpful. And then one other question. I mean, you people have been very diligent in highlighting the lines that could be exposed. Are there lines that you're writing that are getting benefit from the fact that everybody is staying home and nobody is doing anything? I mean I know there's certain E&S coverages that you write liability for bars and restaurants or things like that. But I would assume that those are getting very favorable experience.

Craig Kliethermes: Well, it's Craig. I mean we don't do a ton of bars and restaurants. So we do some, but not a ton. We are -- certainly aren't doing the ones with the big chefs or anything like that. But I mean we write personal umbrella, which is -- it is both an auto and homeowners liability exposure. Again, you could say there's maybe less personal driving on the road, although there are more pedestrians and bikers on the road. There are also more people at home, which can create a potential risk at home or in your house as well from a liability standpoint. So -- but that's one that may benefit, but we can't -- we could not quantify that. Certainly, I think I talked to the commercial auto side of things. We think that's probably beneficiary – or beneficial to us. So again, even though it may not be beneficial, we would expect as exposures drop and premium drop, so would the loss propensity drop. So I don't know the -- other than the products I mentioned, I'm not sure I'm -- I believe that we think that we've -- that the things aren’t fairly proportional.

Operator: And then moving on, the next question will come from Ron Bobman with Capital Returns.

Ron Bobman: I had a couple of questions. I was wondering, of late, if you've noticed any change in the bind to quote ratio, sort of the success in converting quotes to binds. Curious to know about sort of competitive behavior having an impact on your success there, particularly in commercial property?

Craig Kliethermes: I mean I think -- I don't think we've noticed anything that stands out in regards to the bind to quote. And certainly, the number -- the amount of new business that is being shopped is decreasing, we believe, at least that's what we've seen, at least in April -- the beginning of April. Probably -- so submissions are down a little bit, but I think that's because people aren't shopping new business but -- which I think will also increase retention for the business you already have. So I think you're going to see an increase in retention and maybe a drop-off of new business is what you're going to see across not just RLI, but I think the industry, I'm guessing, based on what we're seeing. Producers just aren't as productive, and they don't want to -- they don't have that face-to-face meeting with people. It's a lot harder to move accounts.

Ron Bobman: Got you. In the well plugging surety bond book, when there's a transaction and the well changes hands, does the bond obligation continue? Or does it cease sort of coincident with the change in ownership?

Craig Kliethermes: The only time I would -- we would have to actually opt into that. So they'd actually have to elect to -- I mean, basically, the bond is exonerated at that point in time. And then we may want -- if they would like us as their surety, we may very well continue, but that's our option and their option if the contract has ceased effectively.

Ron Bobman: Okay. And then do you have reinsurance on that book that would lower your net? Could you go through that?

Craigh Kliethermes: Yes, yes. We have. Well, we buy $75 million tower. So we have $2 million retention, first dollar retention and some co-participation alongside.

Ron Bobman: Okay. And then the last question was you mentioned D&O sessions and relatively small amount that you keep. I think you have 22% as of 1/1 this year. Are you of the mindset to consider increasing your retentions prior to the next renewal date? And can you even do that if you wanted to?

Todd Bryant: You can certainly. There's that opportunity. I think we actually have reduced our retention from where we were a year ago. I think we were more in the 35% if you go back a year, and we elected to reduce that. Looking at all things, looking at the total limit that we retained from that standpoint from an exposure. So there's a lot that goes into that consideration.

Craig Kliethermes: I mean the only thing -- I mean there's a lot of things that factor in. But as I mentioned before, I mean, rates are increasing dramatically right now. So you'd be ceding almost all that rate increase to a reinsurer. So I mean we're going to strike the right balance. So we're going to look at that. We obviously are going to continue to buy reinsurance. Whether the retention changes, I don't think they're actively pursuing to raise or lower our retention. We'll see what happens in the marketplace.

Operator:  Moving on, the next question will come from Jamie Inglis with Philo Smith.

Jamie Inglis: I kind of -- I'm trying to get a sense of where the business might go in the aggregate, meaning right now we have a positive rate environment. But on the other hand, it seems undoubtedly we're going to have some kind of a question – we don't know, but there's clearly some kind of an economic impact as a result of staying at home, sort of, et cetera. Is there any way to get a feel to what that means to your business? Meaning if GNP is down by x percent, what might happen to your top line? That's -- admittedly, that's sort of net premium issue and not an earned premium issue immediately. Is there any way to get a sense of how that shapes out?

Todd Bryant: Yes, I think it is very difficult to begin to estimate that at this point. I mean, certainly, we have -- and we've talked about that before, 1/3 or so of our business that is economically sensitive from a construction standpoint to the construction industry. But at this point, it's just -- it's too early to make that type of estimation.

Operator: It appears at this time there's no further questions. I'd like to turn the floor back to Mr. Jonathan Michael.

Jon Michael: Thank you for joining us this morning. Once again, our hearts go out to those who have suffered most through illness or the death of a loved one. Our prayers go to all first responders, who put themselves in the harm's way, some of whom have made the ultimate sacrifice. Our thoughts are with those who have suffered financially, including our customers.

For our industry, the real existential threat is that regulators and politicians are attempting to retroactively impose coverage on policies that did not provide coverage, and insurers did not underwrite for that coverage nor charge premium for that coverage. Plaintiff attorneys will attempt and force the issue as well. In the end, only the lawyers win. My view is the only solution to this is a federal one, similar to what happened after 9/11. Our industry needs the help that government shape that solution so that if and when this happens again, there's a fund and backstop for uninsurable pandemics.

Lastly, thanks to all the RLI associates who continue to underwrite, process premium and pay claims and all the things we do daily to support our customers and other stakeholders, a sincere thank you. Thanks again for listening. Stay safe and stay healthy.

Operator: Ladies and gentleman, that does conclude our call. If you wish to access a replay for this call, you may do so by dialing 1 (888) 203-1112 with the ID of 2039591. Again, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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